Exhibit 99.2

FOUR OAKS FINCORP, INC. ANNOUNCES ADOPTION OF TAX ASSET PROTECTION PLAN

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 19, 2014--Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that its Board of Directors has adopted a tax asset protection plan (the “Plan”) intended to preserve the long-term value of the Company’s federal net operating loss and other tax carryforwards, which represent a substantial asset to the Company and its shareholders. The Plan is similar to tax protection plans adopted by other public companies with significant tax carryforwards. As of June 30, 2014, the Company had a federal net operating loss carryforward of approximately $36.8 million, as well as state net operating loss carryforwards and federal and state tax credits that can be carried forward to future years.

“The Plan should protect the Company’s valuable tax assets by reducing the likelihood of an unintended ‘ownership change’ under technical IRS rules,” said Ayden R. Lee Jr., the Company’s Chairman, President and Chief Executive Officer. Under Section 382 of the Internal Revenue Code, the use of the Company’s net operating loss and other carryforwards would be limited in the event of an “ownership change,” which is defined as a cumulative change of more than 50% during any three year period by shareholders owning 5% or more of the Company’s stock. Certain Company actions, including share repurchases, would add to the cumulative ownership change under Section 382.

The Plan is designed to discourage any person from becoming a 5% shareholder, thereby reducing the risk of such an ownership change. There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change, and the Company may pursue additional means of protecting this substantial asset.

Existing holders of 4.9% or more of the Company’s outstanding shares of common stock are exempt from triggering provisions of the Plan, but lose that exemption as soon as they make any additional purchases of Company common stock. The Board of Directors considered a number of factors in establishing the term of the Plan, including anticipated use of the net operating loss carryforwards, governance matters and efficiency. The Company does not anticipate exhausting its net operating loss carryforwards prior to the expiration of the term; nevertheless, the Plan will expire if the value of any unused carryforwards is no longer material. The Plan will also expire upon redemption or exchange of the rights. Otherwise, the Plan will expire no later than the close of business on August 18, 2020, unless extended by the Board of Directors.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will file with the Securities and Exchange Commission. In addition, the Company’s registered shareholders of record as of August 19, 2014 will be mailed a summary of the rights to be issued under the Plan.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
Nancy S. Wise, Executive Vice President and Chief Financial Officer
(919) 963-2177